CEL-SCI CORPORATION
                           8229 Boone Blvd., Suite 802
                             Vienna, Virginia 22182
                                 (703) 506-9460

                                February 29, 2012


Johnny Gharib
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   Cel-Sci Corporation
            Schedule 14A
            File No. 001-11889

     In  reference  to the  Company's  amended  proxy  statement  filed with the
Commission  on  February  28,  2012,   Cel-Sci   Corporation   (the   "Company")
acknowledges the following:

     o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



                                        Sincerely,


                                        /s/ Patricia B. Prichep
                                        --------------------------------
                                        Patricia B. Prichep, Senior Vice
                                        President of Operations
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